Exhibit 99.1

Vail Resorts Contacts:

Media: Kelly Ladyga, (970) 845-5720, kladyga@vailresorts.com

Investor Relations: Leslie Roubos, (970) 845-2958, lroubos@vailresorts.com

VAIL RESORTS ANNOUNCES THE SALE OF ITS 49% SHARE OF THE RITZ-CARLTON, BACHELOR GULCH

  Acquisition price of $13 million, with net cash proceeds of $12.7 million
  Approximate $9.0 million gain expected as a result of the sale in the second quarter of fiscal 2005, $2.9 million of which is anticipated to be recorded in Real Estate Reported EBITDA, approximately $6.1 million to be recorded as gain on sale of assets

VAIL, Colo. - December 8, 2004 - Vail Resorts, Inc. (NYSE: MTN) announced today the closing of the sale of its 49% minority equity interest in The Ritz-Carlton, Bachelor Gulch for $13.0 million, with net cash proceeds to Vail Resorts of $12.7 million. It is expected that this transaction will result in an approximate $9.0 million total gain for Vail Resorts in the second fiscal quarter, $2.9 million of which is anticipated to be recorded as Real Estate Reported EBITDA with the balance to be recorded as a gain on sale of assets. The transaction price indicates a total value for the hotel, before debt, of approximately $90 million, $378,000 per key, or approximately 28 times the EBITDA of the hotel venture for the 12-month period of Vail Resorts' fiscal 2004.

Even though the construction cost of the project was sizeable, Vail Resorts' net investment in the hotel venture was only $4.1 million as of the date of sale. The original construction costs were partially offset by the development and profitable sales of a number of penthouses and condominiums. In addition, funding for the hotel's spa at The Ritz-Carlton, Bachelor Gulch came primarily from the sale of Bachelor Gulch Club memberships to property owners in Bachelor Gulch. The spa, with some 19 treatment rooms and handsomely-appointed public space, is not part of the transaction announced today, and will still be owned 100% by Vail Resorts and managed by Ritz-Carlton. In addition to the spa, Vail Resorts will retain 100% ownership of its commercial units currently located in the hotel.

The Company's interest was acquired as described above by a new joint venture between Gencom BG, LLC and Lehman BG, LLC. Gencom BG, LLC is comprised of the same investors as Continental Gencom, one of three partners to have invested in and owned the hotel since its inception along with subsidiaries of Vail Resorts and Marriott International (parent company of Ritz-Carlton).

Construction of The Ritz-Carlton, Bachelor Gulch began in July 2000 and was completed in November 2002. The two-year old Ritz-Carlton, Bachelor Gulch was the first luxury resort to open in the mountains of Colorado in more than a decade, and for the past two years, the hotel has been operated under a 50-year management agreement with Ritz-Carlton. The 237-room property is the only year-round, mountain resort in The Ritz-Carlton collection of hotels. The luxury hotel features a ski-in, ski-out location at the base of the Bachelor Gulch Express high-speed ski lift on Beaver Creek Mountain, and is now a posh fixture at Vail Resorts' prestigious and profitable Beaver Creek ski resort.

Adam Aron, Vail Resorts' Chairman and Chief Executive Officer, commented, "The sale of our interest in The Ritz-Carlton, Bachelor Gulch, a hotel that we did not manage, is an expected and logical completion of a very successful investment. Vail Resorts was able to sell its interest in the hotel at a favorable valuation, which will result in our recording an attractive gain. In addition, our ongoing Lodging Reported EBITDA will be favorably impacted, as a result of this transaction, in fiscal 2005, fiscal 2006 and beyond, when compared with fiscal 2004, by an estimated $1 million and $3 million in fiscal 2005 and fiscal 2006, respectively. This is because we use the equity method of accounting for this joint venture."

Aron added, "We built The Ritz-Carlton, Bachelor Gulch to assure our Beaver Creek guests unparalleled luxury lodging. That objective has certainly been realized. Not surprisingly, with all the recent improvements at Beaver Creek, it has risen to become the 4th best-rated ski resort in North America in Ski Magazine's widely noted resort rankings. And, with Ritz-Carlton's long-term management contract having a remaining 48 years, Vail Resorts should continue to reap the benefits of having a high-end luxury hotel at the base of Bachelor Gulch, one of the main access points to our Beaver Creek ski resort. We look forward to cooperating with The Ritz-Carlton, Bachelor Gulch well into the future for the benefit of our mutual guests."

Aron continued, "Vail Resorts benefited in two additional ways from our original and skilled effort to build The Ritz-Carlton, Bachelor Gulch. First, we quite profitably sold land to a separate venture in which Vail Resorts was not an equity participant; on such land The Ritz-Carlton Club was built, immediately adjacent to The Ritz-Carlton, Bachelor Gulch hotel. Like hotel guests, guests of The Ritz-Carlton Club buy considerable ski and golf product from us each year. Second, The Ritz-Carlton, Bachelor Gulch hotel venture contributed financially to the creation of the nearby Red Sky Ranch Golf Club (which Vail Resorts fully owns), and its two award winning golf courses. We are excited that Golf Magazine picked Red Sky Ranch as having the 1st and 4th best golf courses in Colorado, and the 25th and 90th best golf courses in the United States ("The Top 100 You Can Play")."

Vail Resorts, Inc. is the premier mountain resort operator in North America. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado, Heavenly Resort in California and Nevada and the Grand Teton Lodge Company in Jackson Hole, Wyoming. In addition, the Company's RockResorts luxury resort hotel company operates 10 resort hotels throughout the United States. The Vail Resorts corporate website is www/vailresorts.com and the consumer websites are www/snow.com and www/rockresorts.com. Vail Resorts, Inc. is a publicly held company traded on the New York Stock Exchange (NYSE: MTN).

The Company uses a non-GAAP measure, Reported EBITDA (defined as segment net revenues less segment specific operating expenses plus gain on transfer of property, as applicable, plus segment equity income). Reported EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP"). Items excluded from Reported EBITDA are significant components in understanding and assessing financial performance. Reported EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Reported EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, Reported EBITDA as presented may not be comparable to other similarly titled measures of other companies. The Company believes that Reported EBITDA is an indicative measure of the Company's operating performance, and it is generally used by investors to evaluate companies in the resort and lodging industries. In addition, because of the significance of long-lived assets to the operations of the Company and the level of the Company's indebtedness, the Company also believes that Reported EBITDA is useful in measuring the Company's ability to fund capital expenditures and service debt. The Company uses Reported EBITDA targets in determining management bonuses.

Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, including the continued profitable operating results of Beaver Creek Resort. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Investors are also directed to other risks discussed in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2004 and other documents filed by the Company with the Securities and Exchange Commission.